Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2017 EARNINGS

Berwick, Pennsylvania – April 28, 2017 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,286,000 for the three month period ended March 31, 2017. Net income for the first quarter of 2017 was $110,000, or 5.1% higher than the same period in 2016. Earnings per share increased to $0.40, an increase over the first quarter of 2016 of 2.6%. Dividends per share were $0.27 per share for the three months ended March 31, 2017 and 2016.

Net interest income declined by 2.7% due primarily to an increase in interest paid on deposits and an increase in interest paid on short-term borrowings.

Non-interest income excluding net investment security gains was $51,000 lower in 2017 as compared to 2016. Trust department fees, service charges and fees on deposits and ATM fees and debit card income all rose. Due to a decrease in new residential mortgage underwriting, gains on sales of mortgage loans was down by $66,000.

Non-interest expense was higher in 2017 at $5,263,000. This is $123,000, or 2.4% higher than in the same period in 2016, primarily driven by increases in occupancy expense, professional services and PA shares taxes.

Total assets breached the $1 billion dollar mark for the first time in the Bank’s history. Total assets rose to $1,002,385,000 as of March 31, 2017, an increase of $21,559,000, or 2.2% as compared to March 31, 2016. Net loans increased as did total deposits. Stockholder’s equity decreased as a result of a reduction in accumulated other comprehensive income, the effect of rising rates on the market value of our investment portfolio.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

-5-